UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                           FORM 12b-25

                   NOTIFICATION OF LATE FILING
                   ---------------------------

                                                     SEC  File  No. 000-22057
                                                     CUSIP Number  __________

(CHECK ONE):
[ ]Form 10-KSB   [ ]Form 20-F   [ ]Form 11-K    [X]Form 10-QSB   [ ]Form N-SAR

                       For the period ended: September 30, 2005

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                       For the Transition Period Ended:______________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                 PART I -- REGISTRANT INFORMATION


                   M POWER ENTERTAINMENT, INC.
                  -----------------------------
                     Full Name of Registrant


                   ----------------------------
                    Former Name if Applicable

                 432 Park Avenue South, 2nd Floor
     --------------------------------------------------------
    Address of Principal Executive Office (Street and Number)


                        New York, NY 10016
                    -------------------------
                     City, State and Zip Code


                PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                      PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB,N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company has been preparing an amendment to its Form 10-KSB filing for the year ended December 31, 2005 and quarterly report on Form 10-QSB for the period ended March 31, 2005. It is necessary to complete all revisions and requisite reviews of the amended annual and quarterly reports prior to finalizing and filing the quarterly report for September 30, 2005. The Company anticipates that it will be able to file its quarterly report within the extension period.


                   PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Gary F. Kimmons           (212) 731-2310
        -------------------------------------------------------
             (Name)           (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?             [ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

N/A




                   M POWER ENTERTAINMENT, INC.
           -------------------------------------------
           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date   November 14, 2005            By:  /s/  Gary F. Kimmons
       -------------------               ----------------------------------
                                         Gary F. Kimmons, Chief Executive
                                         Officer and President